Exhibit 10.4

EXPENSE AND INDEMNITY AGREEMENT

This Expense and Indemnity Agreement (this “Agreement”) is entered into as of [•], by and between GE Life and Annuity Assurance Company, a stock life insurance company operating under a charter granted by the Commonwealth of Virginia (“GELAAC”), and SunTrust Bank, as custodian (the “Custodian”).

WHEREAS, in consideration of the Custodian’s services to each Trust created in connection with the Program and pursuant to the Program Documents, GELAAC hereby agrees to the following compensation arrangements and terms of indemnity.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each party hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. All capitalized terms not otherwise defined herein will have the meanings set forth in the Standard Indenture Terms attached as Exhibit 4.1 to Registration Statement on Form S-3 (File No. 333-128718) filed with the Securities and Exchange Commission (the “Commission”) by GELAAC on September 30, 2005, as amended by Amendment No. 1 filed with the Commission on December 8, 2005. The following terms, as used herein, have the following meanings:

“Excluded Amounts” means (i) any obligation of any Trust to make any payment to any Holder in accordance with the terms of the applicable Indenture or such Trust’s Notes, (ii) any obligation or expense of any Trust to the extent that such obligation or expense has actually been paid utilizing funds available to such Trust from payments under the applicable Funding Agreement, (iii) any cost, loss, damage, claim, action, suit, expense, disbursement, tax, penalty or liability of any kind or nature whatsoever resulting from or relating to any insurance regulatory or other governmental authority asserting that (a) any Trust’s Notes are, or are deemed to be, (1) participations in the applicable Funding Agreement or (2) contracts of insurance, or (b) the offer, purchase, sale and/or transfer of any Trust’s Notes and/or the pledge and collateral assignment of the applicable Funding Agreement by any Trust to the Indenture Trustee on behalf of the Holders of such Trust’s Notes (1) constitutes the conduct of the business of insurance or reinsurance in any jurisdiction or (2) requires such Trust or any Holder of such Trust’s Notes to be licensed as an insurer, insurance agent or broker in any jurisdiction, (iv) any cost, loss, damage, claim, action, suit, expense, disbursement, tax, penalty or liability of any kind or nature whatsoever imposed on the Custodian that results from the bad faith, willful misconduct or negligence of the Custodian, (v) any costs and expenses attributable solely to the Custodian’s administrative overhead unrelated to the Program, as reasonably determined by the Custodian, (vi) any tax imposed on fees paid to the Custodian, (vii) any withholding taxes imposed on or with respect of payments made under the applicable Funding Agreement, the applicable Indenture or a Trust’s Note and (viii) any Additional Amounts paid to any Holder.

“Fees” means the fees agreed to between GELAAC and the Custodian as set forth in the fee schedule attached as Exhibit A to this Agreement.

“Obligation” means any and all (i) costs and expenses reasonably incurred (including the reasonable fees and expenses of counsel) relating to the offering, sale or issuance of any Notes by any Trust under the Program or the safekeeping of any Collateral and (ii) costs, expenses and taxes of each Trust; provided, however, that Obligations do not include Excluded Amounts.

ARTICLE II

SERVICES AND FEES

Section 2.01 Fees. GELAAC hereby agrees to pay the Custodian its Fees. Such Fees may be subject to amendment in the event of a substantive change in the nature of the Custodian’s duties under the Program, as may be agreed to in writing from time to time by the Custodian and GELAAC.

Section 2.02 Payment of Obligations.

(a) In the event that the Custodian delivers written notice and evidence, reasonably satisfactory to GELAAC, of any Obligation of the Custodian, GELAAC shall, upon receipt of such notice, promptly pay such Obligation. Notice of any Obligation (including any invoices) should be sent to GELAAC at its address set forth in Section 4.04, or at such other address as such party shall hereafter furnish in writing.

(b) At the written request of GELAAC, the Custodian will (i) from time to time execute all such instruments and other agreements and take all such other actions as may be necessary or desirable, or that GELAAC may reasonably request in writing, to protect any interest of GELAAC with respect to any Obligation or to enable GELAAC to exercise or enforce any right, interest or remedy it may have with respect to any such Obligation and (ii) release to GELAAC any amount received from GELAAC relating to any Obligation or any portion of any Obligation, immediately after any such amount relating to such Obligation, or any portion of any such Obligation, is otherwise received by the Custodian from a party other than GELAAC.

(c) GELAAC and the Custodian hereby agree that all payments due under this Agreement in respect of any Obligation shall be effected, and any responsibility of GELAAC to pay such Obligation pursuant to this Agreement shall be discharged, by the payment by GELAAC to the account of the person to whom such Obligation is owed.

ARTICLE III

INDEMNIFICATION

Section 3.01 Indemnification. Subject to the remaining sections of this Article III, GELAAC covenants to fully indemnify and defend the Custodian, its executive officers, directors and employees (each, an “Indemnified Person”) for, and to hold them harmless against, any and all loss, liability, claim, damage or reasonable expense (including the reasonable compensation, expenses and disbursements of its counsel) arising out of the acceptance by the Custodian, in its capacity as Custodian, of the performance of its duties and/or the exercise of its respective rights under the Custodial Agreement, including the reasonable costs and expenses of defending itself against or investigating any claim of liability in the premises, except to the extent such loss, liability, claim, damage or expense arises out of or is related to the bad faith, misconduct or negligence of the Custodian. Notwithstanding anything to the contrary, GELAAC shall have no obligation to indemnify or defend the Custodian for any loss, liability, claim, damage or expense relating to (i) any costs and expenses attributable solely to the Custodian’s administrative overhead unrelated to the Program, as reasonably determined by the Custodian or (ii) any tax imposed on the Fees paid to the Custodian.

Section 3.02 Proceedings. An Indemnified Person shall give prompt written notice to GELAAC of any action, suit or proceeding commenced or threatened against the Indemnified Person. In case any such action, suit or proceeding shall be brought involving an Indemnified Person, GELAAC may, in its sole discretion, elect to assume the defense of the Indemnified Person, and, if it so elects, GELAAC shall, in consultation with such Indemnified Person, select counsel, reasonably acceptable to the Indemnified Person, to represent the Indemnified Person and pay the reasonable fees and expenses of such counsel. In any such action, investigation or proceeding, the Indemnified Person shall have the right to retain its own counsel but GELAAC shall not be obligated to pay the fees and disbursements of such counsel unless (i) GELAAC and the Indemnified Person shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such action, investigation or proceeding (including any impleaded parties) include both GELAAC and the Indemnified Person and the Indemnified Person shall have reasonably and in good faith concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) GELAAC fails, within ten (10) days prior to the date the first response or appearance is required to be made in any such proceeding, to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Person; provided that GELAAC has received written notice of such action, investigation or proceeding at least sixty (60) days prior to the date the first response or appearance is required to be made. It is understood that GELAAC shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons.

Section 3.03 Contribution. Solely to the extent, if any, that the indemnification provided for herein is finally determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, in accordance with its terms, then GELAAC shall contribute to the amount paid or payable by an Indemnified Person as a result of such liability in such proportion as is appropriate to reflect the relative benefits received by GELAAC, on one hand, and the Custodian, on the other hand, from the transactions contemplated by the Program Documents. For this purpose, the benefits received by GELAAC shall be the aggregate value of the relevant Collateral, and the benefits received by the Custodian shall be the Fees it has been paid up to that point, as the Custodian, less costs and unreimbursed expenses incurred by it, as Custodian, in relation to such Collateral. If, however, the allocation provided by the immediately preceding two sentences is not permitted by applicable law, then GELAAC shall contribute to such amount paid or payable by the Indemnified Person in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of GELAAC, on the one hand, and the Custodian, on the other hand, in connection with the actions or omissions which resulted in such liability.

Section 3.04 Subrogation. GELAAC shall be subrogated to any right of the Indemnified Person in respect of the matter as to which any indemnity was paid hereunder.

Section 3.05 Settlement. The Indemnified Person may not settle any action, investigation or proceeding without the consent of GELAAC, not to be unreasonably withheld.

Section 3.06 Survival. Notwithstanding any provision contained herein to the contrary, the obligations of GELAAC under this Article III to any Indemnified Person shall survive the termination of this Agreement pursuant to Section 4.03.

Section 3.07 General. The indemnification provided for herein supersedes in all respects any indemnification provision contained in any other Program Document to which the Custodian is or becomes a party.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Waiver. No waiver, modification or amendment of this Agreement shall be valid unless executed in writing by the parties hereto.

Section 4.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles.

Section 4.03 Termination. This Agreement shall terminate and be of no further force and effect upon the date on which (i) there are no Fees and there is no Obligation (other than any Obligation directly related to the indemnification obligations of GELAAC set forth in Article III hereof) due and payable under this Agreement and (ii) each Program Document has terminated; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time the Custodian must restore payment of any sums paid under any Obligation or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

Section 4.04 Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon either party hereto shall be in writing (including by facsimile transmission) and shall be personally delivered or sent by guaranteed overnight delivery or by facsimile transmission (to be followed by personal or guaranteed overnight delivery) and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 4.04. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 4.04, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties thereto at their respective addresses (or their respective facsimile numbers) indicated below:

To the Custodian:

SunTrust Bank

919 East Main Street

Richmond, Virginia 23219

Attention: Retirement Services

Facsimile: (804) 782-7439

To GELAAC:

GE Life and Annuity Assurance Company

6610 West Broad Street

Richmond, Virginia 23230

Attention: Treasury, Building 1

Facsimile: (804) 662-7777

with a copy to:

GE Life and Annuity Assurance Company

6610 West Broad Street

Richmond, Virginia 23230

Attention: Heather Harker, Esq.

Facsimile: (804) 281-6005

Section 4.06 Counterparts. This Agreement may be executed in counterparts (including by facsimile transmission), each of which when so executed and delivered shall be deemed an original, but all of such counterparts shall together constitute one and the same instrument.

Section 4.07 Change of Name. Effective as of January 1, 2006, all references herein to “GE Life and Annuity Assurance Company” or “GELAAC” shall be changed to “Genworth Life and Annuity Insurance Company” or “GLAIC”, respectively.

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IN WITNESS WHEREOF, the parties have executed this Expense and Indemnity Agreement by their duly authorized officers as of the date hereof.

GE LIFE AND ANNUITY ASSURANCE COMPANY

By:
Name:
Title:

By:
Name:
Title:

SUNTRUST BANK

By:
Name:
Title:

Exhibit A